Material Transfer and Technology Evaluation Agreement

Agreement entered into this 14th day of December, 2007 (“Effective Date”) between Ortec International, Inc., a Delaware corporation having its principal office at 3960 Broadway, New York City, New York 10032, USA (“Ortec”), and CJ CheilJedang Corporation, a South Korea corporation having its principal office at 500, 5-ga Namdaemun-ro, Jung-gu, Seoul 100-749, Korea (“CJ”), each a “Party” and together the “Parties”

RE C I T A L S

A.       Ortec and its subsidiaries have developed the technology (the “FMB Technology”) for the use of fibrin microbeads (“FMB”s) to increase the number of mesenchymal-type stem cells (“MSC”s) that can be extracted from a stem cell source, such as a tissue derived from the human body, to improve the quality of such extracted stem cells and, when used in vitro, to expand and differentiate such stem cells and to transplant them in vivo. The FMB Technology is protected by the patents listed in Schedule ‘A’ hereto, which are owned by Hapto Biotech, Inc., a Delaware corporation which is a wholly-owned subsidiary of Ortec.

B.       CJ and its advisors have knowledge and expertise in the isolation of stem cells, including MSCs, from umbilical cord blood and are researching the application of MSCs from umbilical cord blood for the treatment of damaged or diseased human tissue.

C.       CJ desires to evaluate the FMB Technology to see if, when applied to extraction of MSCs from umbilical cord blood, it will reduce the effort needed to extract MSCs, and/or increase the number and/or the quality of MSCs extracted, from umbilical cord blood in order to obtain clinically and commercially useful quantities of high quality MSCs.

D. Ortec and CJ have reached certain agreements for CJ to use and evaluate Ortec’s FMB Technology to extract MSCs from umbilical cord blood, which agreements they wish to reduce to writing.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Ortec and CJ, intending to be legally bound, hereby agree as follows:

1.   Exclusive Right. Ortec hereby grants to CJ the exclusive right for a Term of one year commencing December 14, 2007 (hereinafter “the Term”) to use Ortec’s FMB Technology for extraction of MSCs (a) only from umbilical cord blood and (b) only to be used for research and development in the use of MSCs extracted from umbilical cord blood for the in vivo treatment of damaged and/or diseased tissues. If Ortec desires to perform other research in relation to the application of FMB technology to extract MSCs from umbilical cord blood with any third party within the Term hereinabove, Ortec shall notify CJ and obtain the written consent of CJ. CJ shall send a reply to Ortec within 14 working days after receiving notification

2.   No Commercial Sales. CJ acknowledges that the rights granted to it in this Agreement do not give CJ the right to make commercial sales of the MSCs extracted using Ortec’s FMB Technology.

3.   Exclusive Right to Negotiate. If after evaluation of Ortec’s FMB Technology for the use in this Agreement permitted, CJ desires to negotiate a license to use Ortec’s FMB Technology as a means of extracting MSCs from umbilical cord blood for (a) research and development and/or (b) for commercial sale (i) of such means of extraction and/or (ii) of the resulting MSCs for the treatment of damaged and/or diseased human tissues, Ortec and CJ will endeavor to negotiate within 90 days after CJ’s request, the terms of an exclusive license for CJ’s use of Ortec’s FMB Technology for such purposes. During the Term, and during such 90-day period if it extends beyond the Term, Ortec will not grant to any other person or entity, or negotiate with any other person or entity to grant such other person or entity, the right or license to use Ortec’s FMB Technology to extract MSCs from umbilical cord blood for the treatment of damaged or diseased human tissues. If CJ elects the right to negotiate such exclusive right or license, such election shall be made no later than the last day of the Term and such negotiation shall not extend later than 90 days after it is commenced.

4.   Payment. Simultaneously with execution of this Agreement CJ will pay to Ortec One Hundred Fifty Thousand United States Dollars (US $150,000) for the rights granted to CJ under this Agreement by way of wire transfer of funds to the bank account designated by Ortec.

5.	Ortec’s Obligations. Ortec shall during the Term:

(a)

send to CJ within 30 days after CJ’s request, by Federal Express or other similar express courier service, 10 grams of research grade FMB at no charge, and additional FMB in excess of such 10 grams for which CJ will pay Ortec $1,000 per gram

(b)

prepare and provide to CJ draft protocols for use of Ortec’s FMB Technology to (a) perform the extraction of MSC from umbilical cord blood pursuant to the experimental plan hereafter referred to and (b) to improve the quality of the MSC extracted and to increase in vitro the number of MSCs so extracted;

(c)	provide technical support to, and consultation for CJ, as needed, with respect to the use of Ortec’s FMB Technology for the purpose recited in this Agreement;

(d)	update CJ on any developments by Ortec that may be relevant to such experimental plan; and

(e)	take all reasonable and necessary action at the United States Patent Office and at the European Patent Office to protect the patents held by Ortec’s subsidiary for the FMB Technology.

In the event of the failure by Ortec to send 10 grams of research grade FMB to CJ within 30 days after CJ’s request in the manner provided in paragraph (a) of this Section 5, Ortec shall repay Fifteen Thousand United States Dollars (US $ 15,000) per each one gram which Ortec did not send to CJ by way of wire transfer to the bank account designated by CJ within 30 days after such a notice by CJ.

6.	CJ’s Obligations. CJ shall during the Term:

(a)

together with Ortec, prepare an experimental plan to verify the feasibility of applying Ortec’s FMB Technology to isolate and expand in vitro MSCs that can be extracted from umbilical cord blood, including in such plan laboratory protocols to be used;

(b)	begin performing such experimental plan as soon as possible, and

(c)	provide quarterly updates to Ortec informing Ortec of the results of CJ’s use of Ortec’s FMB Technology in CJ’s performance of such experimental plan.

In the event of the failure by CJ to prepare such experimental plan or to promptly begin the performance thereof, or CJ’s failure to achieve key milestones in such experimental plan at such times as Ortec and CJ shall mutually agree, Ortec shall have the right to cancel the exclusive rights granted hereunder to CJ both (i) for use of Ortec’s FMB Technology and (ii) the exclusive right to negotiate rights or a license as provided in Section 3 above. In such event Ortec shall retain all payments theretofore made by CJ to Ortec pursuant to this Agreement.

7.   New Intellectual Property. In the event that as a result of CJ’s use of Ortec’s FMB Technology any new inventions are developed by either Ortec or CJ for the application of FMBs to umbilical cord blood, such new inventions shall be jointly owned by Ortec and CJ and any application for a patent for such new invention shall be in the names of both Ortec and CJ as co-owners of such invention, and each of Ortec and CJ has a right to,, with prior written consent of the other party, use and exploit such inventions or patents for its own use and purposes. All expenses relating to the preparation, filing and prosecution of applications for such patents shall be shared equally by both parties. Each party shall keep the other party fully advised and informed of the progress of any patent applications filed by it pursuant to this Agreement and, upon request, give the other party copies of any applications and documents relating to the prosecution thereof.

8.   Confidentiality. Annexed hereto is a Confidentiality Agreement between Ortec and CJ dated ( ). The performance of this Agreement is conditioned upon both Ortec and CJ executing such Confidentiality Agreement, whereupon the terms of such Confidentiality Agreement will be incorporated in this Agreement as if fully set forth herein.

9. Termination. This Agreement may be terminated upon notice under the following circumstances:

(a)

If any party shall default in the performance of any of its material obligations hereunder, due to causes or reasons within its control and responsibility, then the non-defaulting party shall have the right to terminate this Agreement, without judicial resolution, upon [60] days’ written or telegraphic notice to the defaulting party; provided, however, that if the defaulting party shall cure the default during such notice period, this Agreement shall continue in full force and effect;

(b)	If a petition in bankruptcy or its equivalent under local law shall be filed by or against any party or any party shall make any assignment for the benefit of creditors, or a receiver of the property or a substantial portion thereof of the party shall be appointed, or if a party shall seek protection under any laws or regulations the effect of which is to suspend or impair the rights of its creditors, in any such event and at any time, the other party may terminate this Agreement, effective immediately and without judicial resolution, by sending the party with such financial difficulties written or telegraphic notice of such termination; or

(c)

If an event of force majeure (as described in Article 10 below) shall continue for more than days, then any party shall have the right to terminate this Agreement immediately, without judicial resolution, upon written or telegraphic notice to the other.

10. Force Majeure. No party shall be liable for any default, failure or delay in the performance of its obligations hereunder resulting from the occurrence of any event or cause beyond its reasonable control, and without its fault or negligence, including but not limited to acts of God, war, sabotage, governmental action or regulation of whatever nature, fires, floods, earthquakes, epidemics, quarantine restrictions, labor difficulties, strike, lockout, riots, insurrections, freight embargoes, plant breakdowns, transportation or mechanical problems.

11. Appointment. If either party determines that the results of the one-year period of research or evaluation in relation to Ortec’s FMB Technology are unlikely to achieve product development goals adequate to allow completion of negotiation of the terms of an exclusive license for CJ’s use of Ortec’s FMB Technology, and that further research is required, in spite of the expiration of this Agreement, the parties may agree to either extend the term of this Agreement for an additional period of one (1) year or any other period agreed upon by the parties hereto, or to modify this Agreement for an extended period of time, upon such terms as the parties shall agree, except that Ortec shall, upon CJ’s request, continue to provide CJ additional FMB, up to 20 grams per year, in the extended term agreed upon by the parties at the price that is to be determined at such time but not to exceed $1,000 per gram.

12. Notices. All notices, exercises of options and rights, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax or e-mail, or (iii) when received by the addressee, if sent by an internationally recognized express delivery service (receipt requested), in each case to the appropriate address and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate to the other Party):

If to CJ, to:

CJ CheilJedang Corporation.
KCCI Bldg, 45, 4-ga
Namdaemun-ro,	Jung-gu
Seoul 100-743, Korea
Fax: +82-2-6363-0699
Attention: Kyoung-Eun Kim
E-mail: kek2006@cj.net

and	If to Ortec, to:

Ortec International, Inc.
3960 Broadway
New York, New York 10032
Fax: (212) 740-2570

Attention: Costa Papastephanou, CEO, Alan W. Schoenbart, CFO and

Melvin Silberklang, CSO

E-mail:	costa.papastephanou@ortecinternational.com,
aschoenbart@ortecinternational.com,
mel.silberklang@ortecinternational.com

With a copy to:

Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP
750 Lexington Avenue, 23rd Floor
New York, NY 10022
Fax: (212) 888-7776
Attention: Gabriel Kaszovitz, Esq.
E-mail: gabe@fkiwsb.com

13. Entire Agreement. This agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. The recitals hereto are hereby incorporated by reference.

14. Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflicts of laws provisions thereof that would cause the application of the laws of a different jurisdiction. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration to be held in the city where the defendant party is located in accordance with the Arbitration Rules of the International Chamber of Commerce in effect. The award rendered by the arbitrator(s) shall be final and binding upon both parties.

15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16. Amendments. This Agreement shall not be amended or modified, and no provisions hereof may be waived, without the written consent of the Parties.

17. Severability. Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it will then appear.

18. Titles. The titles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

19. Assignment. Neither Party will assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment consented to by the other Party will be null, void, and of no effect. Any permitted assignment shall not release the assignor from liability hereunder if such assignor’s obligations hereunder are not performed by its assignee.

20. Waiver. The failure of either Party at any time or times to require performance of any provision of this Agreement will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

21. Waiver of Jury Trial. The Parties hereto hereby each waive trial by jury in any suit brought by either of them against the other or on any counterclaim in respect thereof on any matters, whatsoever, arising out of, or in any way in connection with, this Agreement.

22. No Presumption Against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement be construed against the drafter.

23. Non-Solicitation. Each Party agrees not to employ or solicit for employment (or for use as an independent contractor), any employee of the other Party or its affiliates during the Term and for a period of two years thereafter, except with such other Party’s prior written consent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written:

WITNESS:	ORTEC INTERNATIONAL, INC.

/s/ Alan W. Schoenbart	By: /s/ C. Papastephanou
Alan W. Schoenbart,	Costa Papastephanou,
Chief Financial Officer	Chief Executive Officer

WITNESS:	CJ CHEILJEDANG CORPORATION.

/s/ Jeong II Lee	By: /s/ Kyung Oh Sohn
Jeong II Lee	Kyung Oh Sohn
Executive Vice President	Senior Executive Vice President
December 21, 2007	December 21, 2007